Exhibit 99.1

Quest Resource Names Hi-Tech Industry Veteran Russell J. Knittel to

Board of Directors

Frisco, Texas – April 21, 2015– Quest Resource Holding Corporation (NASDAQ: QRHC) (“Quest”), a leader in sustainability, recycling, and resource management, today announced the appointment of Russell J. Knittel to the Quest Board of Directors. Mr. Knittel has more than 35 years of experience with hi-tech companies ranging from startups to Fortune 500 companies. He has held various senior management positions and is experienced in general management, venture capital, bank and lease financing, public and private debt financing, initial public offerings, and mergers and acquisitions.  In addition, Mr. Knittel’s experience includes serving on the Board of Directors for public and private companies.

Mr. Knittel currently serves on the Board of Directors of Synaptics Inc., a publicly traded leading worldwide developer and supplier of custom-designed human interface solutions, and Source Photonics, a privately held, equity-backed provider of optical communication products.

Mr. Knittel served as Interim President and Chief Executive Officer of Synaptics from October 2010 to September 2011; as Executive Vice President from July 2007 to October 2010; as Chief Financial Officer, Chief Administrative Officer, Secretary, and Treasurer from November 2001 to October 2009; as Senior Vice President from November 2001 to July 2007; and as Vice President of Administration and Finance, Chief Financial Officer, and Secretary from April 2000 to November 2001. Prior to Synaptics, he served in a variety of finance and administration roles with senior management duties at Probe Technology Corporation, Starlight Networks, Crystallume, and Valid Logic Systems Inc.

About Quest Resource Holding Corporation

Quest provides businesses with one-stop management programs to reuse, recycle, and dispose of a wide variety of waste streams and recyclables generated by their businesses and operates environmentally based social media and online data platforms that contain information and instructions necessary to empower consumers and consumer product companies to recycle or properly dispose of household products and materials.  Quest’s comprehensive reuse, recycling, and proper disposal management programs are designed to enable regional and national customers to have a single point of contact for managing a variety of waste streams and recyclables.  Quest’s directory of local recycling and proper disposal options empowers consumers directly and enables consumer product companies to empower their customers by giving them the guidance necessary for the proper recycling or disposal of a wide range of household products and materials, including the “why, where, and how” of recycling. Quest provides these programs through its subsidiaries, Quest Resource Management Group, LLC and Earth911, Inc.

Quest supports the efforts of companies to maximize profits and mitigate risks, while minimizing their ecological footprints.  Quest’s clients span numerous industry segments, including food services, hospitality, healthcare, manufacturing, construction, automotive aftermarket, and fleet industries. Quest provides clients with comprehensive sustainability programs, innovative recycling solutions, and environmental protection. Quest prides itself in delivering targeted solutions exclusively tailored to the needs of each respective client.